Exhibit 10.6

BLEND LABS, INC.

March 29, 2021

Roger Ferguson

Re: Board of Directors of Blend Labs, Inc.

Dear Roger:

As we have discussed, we expect that you will be elected as a member of the Board of Directors (the “Board”) of Blend Labs, Inc. (“Blend” or the “Company”). We appreciate your willingness to accept this position, and we look forward to your valuable contributions.

As you may be aware, Blend is a Delaware corporation and, therefore, your rights and duties as a Board member are prescribed by Delaware law and our charter documents, as well as by the policies established by our Board from time to time. In the near-term, Blend may consider an initial public offering of its Class B common stock (the “IPO”) and if it does, your rights and duties would be further governed by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the stock exchange on which the Class B common stock is traded. Further, you would become a Section 16 reporting person of Blend. In addition, please note that, as a member of the Board, you will be subject to the corporate policies of Blend, including any code of business conduct, communication policies and insider trading policies that may be adopted and/or amended from time-to-time. You may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity.

We are prepared to offer you compensation approximating $400,000 per year for the first two years of your term in the form of equity, cash, or a combination of the two, with the form of your compensation determined at the Company’s sole discretion.

You have indicated a preference to receive a combination of cash and equity as compensation for the first year of your term. For the second year of your term, any request you make to receive your compensation in the form of cash, equity or a combination of the two, must be made in the calendar year prior to the year in which you are providing the services that are being compensated (that is, by no later than December 31, 2021 for the second year of your term). In the second year of your term, if you receive an equity award from the Company, the number of shares of Class B common stock (“Shares”) subject to the equity award will be based on the-then per Share value of the Company’s stock with similar vesting and acceleration terms as the Option (as defined below).

Following your appointment to the Board, as compensation for the first year of your term, the Company will pay you cash compensation of $100,000 paid in equal quarterly installments [in arrears], and at its next meeting following your appointment, the Board will grant you an option (the “Option”) to purchase 104,895 Shares. The number of Shares subject to the Option was calculated by dividing $300,000 by the Company’s current per Share fair market value, rounded down to the nearest whole Share. The exercise price per Share of the Option will be determined

Board Director Offer Letter | Roger Ferguson

by the Board when the Option is granted, but will be no less than the per Share fair market value at the time of grant as determined by the Board. The Option will be issued under and subject to the terms and conditions applicable to awards granted under the Company’s 2012 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in the Option in equal monthly installments over your first twelve (12) months of continuous service with the Company, as described in the applicable Stock Option Agreement. If the Company is subject to a Change in Control (as defined in the Plan) before you cease to provide services to the Company, then you will immediately vest in 100% of the then unvested Shares subject to the Option immediately prior to the closing of the Change in Control.

Except for the cash compensation provided above, we currently do not pay a cash retainer or cash fees for attendance at meetings. However, we will reimburse you for reasonable expenses that you incur in connection with attendance at meetings of the Board, or committees of the Board, in accordance with the Company’s generally applicable reimbursement policies. We have also attached our indemnification agreement hereto as Exhibit A for your review and execution.

Please note that we are reviewing our compensation policy for Board members in anticipation of an IPO. In the event the Company adopts a formal director compensation policy, you acknowledge and agree that your compensation as a Board member will be governed by the terms of such policy and not the terms of this letter, except that we will ensure that for the second year of your Board service that you will be eligible to receive compensation of at least $400,000 as described above.

In connection with your services to the Company, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information.

As a precautionary matter and to avoid any conflicts of interest, we ask you to refrain, while you are a member of the Board, from providing advice or otherwise providing services to any competitor of the Company. In addition, we ask that you inform the Board of any potential or actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you also represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board or any committee thereof at any time in accordance with the provisions of the Company’s governing documents or applicable law. You, of course, may also terminate your relationship with the Company at any time. When you cease to be a member of the Board for any reason, you must return all Confidential Information to the Company.

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I am excited about you joining our Board and look forward to working with you to help make the Company truly great and prosperous. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

Very truly yours,

BLEND LABS, INC.

By:	/s/ Nima Ghamsari
Nima Ghamsari
CEO

I have read and accept this offer:

/s/ Roger Ferguson
Signature of Roger Ferguson

Dated:	March 29, 2021

SIGNATURE PAGE TO BLEND LABS, INC.

BOARD DIRECTOR OFFER LETTER (ROGER FERGUSON)

Board Director Offer Letter | Roger Ferguson

Exhibit A

Indemnification Agreement